ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION
OF
PROGRESSIVE RETURN FUND, INC.

	Progressive Return Fund, Inc. (hereinafter referred to as the "Corporation"), a Maryland corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland:

FIRST: Article V Section (1) of the Articles of Incorporation is hereby amended in its entirety to read as follows:

(1) The total number of shares of capital stock that the Corporation shall have authority to issue is one hundred million (100,000,000) shares, of the par value of one tenth of one percent ($0.001) per share and of the aggregate par value of one hundred thousand dollars ($100,000), all of which one hundred million (100,000,000) shares are designated Common Stock.

Simultaneously with the effective date of this amendment (the "Effective Date"), each share of the Corporation's common stock par value $0.001 per share, issued and outstanding immediately prior to the Effective Date (the "Pre-Split Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed (the "Reverse Stock Split") into 0.25 of one share of common stock par value $0.001 per share (the "Post Split Common Stock").

SECOND: The foregoing amendment to the Articles of Incorporation of the Corporation has been approved by the Board of Directors of the Corporation.

IN WITNESS THEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on this 19th day of April, 2002.

						PROGRESSIVE RETURN
						FUND, INC.


						By: ______________________________
						Name:   Ralph W.
						Bradshaw
						Title:  President
WITNESS:



By: _________________________
Name:   Thomas R. Westle
Title:  Secretary






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